Exhibit 10.1

September 17, 2018

Mr. James A. Blome

Dear James:

On behalf of Calyxt, Inc., (the “Company”), I am pleased to offer you a position with the Company as Chief Executive Officer. This offer letter agreement (this “Letter”) sets forth the terms of your offer which, if you accept, will govern your employment with the Company.

1.	Certain Definitions. Certain words or phrases used in this Letter with initial capital letters will have the meanings set forth in paragraph 10 hereof.

2.

Employment. If you accept the terms of this Letter, the Company will employ you beginning on October 1, 2018 (the “Effective Date”), upon the terms and conditions set forth in this Letter, and ending as provided in paragraph 7 hereof. Notwithstanding anything in this Letter to the contrary, you will be an at-will employee of the Company and you or the Company may terminate your employment with the Company for any reason or no reason at any time. The period during which you are employed by the Company is referred to in this Letter as the “Employment Term.”

3.	Position and Duties.

a)

Primary Duties and Reporting Relationships. You shall serve as Chief Executive Officer of the Company and shall have the duties, responsibilities and authority consistent with an executive serving in such position, subject to the Company’s right to expand, reduce or otherwise modify such duties, responsibilities and authority, either generally or in specific instances. Further designation of duties shall be made to you performed subject to the understanding between you and the Company that you shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair your ability to discharge, the foregoing duties and responsibilities of CEO. You will report to, and your duties shall be assigned to you, by the Board of Directors of the Company.

b)

Full Time Employment, Other Positions and Conflicts. You agree that during the Employment Term, your employment hereunder shall be “full-time” and your sole employment, that he will serve the Company diligently and faithfully and shall devote such of his time, skill, effort and energy as may reasonably be required to fulfill your responsibilities hereunder and shall devote such time and energies as may be necessary to perform all of your duties and shall devote your best efforts in doing so.

2800 Mount Ridge Road, Roseville, MN 55113 (651) 683-2803 www.calyxt.com

During the Employment Term, you shall not engage in any business or other activity which, in the reasonable judgment of the Board of Directors of the Company, creates an actual or apparent conflict with your duties of CEO hereunder or objectives of the Company, whether or not such activity is pursued for gain, profit or economic advantage.

Provided, however, that the foregoing shall not preclude the you from (i) engaging in charitable and civic activities, (ii) managing your personal affairs, or (iii) engaging in any other personal or charitable activities that (A) do not adversely affect your performance of your duties or responsibilities to the Company and (B) are performed in a manner consistent with the policies established from time to time by the Company for such activities.

Notwithstanding the foregoing, you will be permitted to purchase and own less than five percent (5%) of the publicly-traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls such corporation, and provided further that this ownership does not interfere with the performance of your duties and responsibilities to the Company, including but not limited to the duties and responsibilities set forth in this Section 3.

The Company agrees that you may continue your performance of consulting services to Formation 8 (San Francisco, California) in an amount up to four (4) days per year, unless and until the Company determines (in its sole discretion) that Formation 8 competes with the Company, such service interferes with your duties as CEO of the Company or places you in a competing position, or otherwise conflicts with, the interests of the Company. Your services for Formation 8 will be performed outside typical business hours whenever practicable and you will utilize Vacation time if during business hours.

The Company specifically agrees that you may continue to serve on the Board of Directors of Concentric Ag Corporation, unless and until the Company determines (in its sole discretion) that Concentric Ag Corporation competes with the Company, such service interferes with your duties as CEO of the Company or places you in a competing position, or otherwise conflicts with, the interests of the Company. You are additionally entitled to serve on one (1) additional Board of Directors, upon written notification to the Board of Directors and subject to the same restrictions.

4.	Place of Employment, Permanent Residence and Relocation Expenses.

a)	The principal place of your employment will be the Company’s office in Roseville, Minnesota, except that you may be required to travel on Company business during your employment.

b)

Given the importance and nature of your position as Chief Executive Officer of Calyxt, and the Company’s business need for you to reside near its office in Roseville, Minnesota, you agree to relocate your permanent, full-time domicile to a residence in daily commuting distance to the Company’s office in Roseville, Minnesota, i.e. within 50 miles commuting distance by car (the “Roseville Area”), no later than six (6) months following the Effective Date.

c)	If you have complied with paragraph 4 b), the Company will provide the following relocation support:

i.	One-time Payment: The Company agrees to pay to you a lump-sum of ten thousand dollars ($10,000) within thirty (30) days after movement of your household goods to new residence in the Roseville Area.

ii.

Income Tax Gross Up Payment. To the extent that the expenses reimbursed pursuant to paragraph 4 c) iii are not deductible to you for federal income tax purposes, then the Company shall make an additional payment to you to compensate you for the income tax cost associated with such non-tax deductible. Any applicable gross-up payment will be made within thirty (30) days after the receipt of proper tax documents and other information specifying your effective tax liability. Provided, however, the foregoing payment shall not, in any instance exceed twenty thousand dollars ($20,000).

iii.

Reimbursement of Relocation Expenses: The Company will reimburse to you up to a maximum reimbursement of one hundred twenty-five thousand dollars ($125,000) for documented reasonable and customary expenses incurred by you in relocating pursuant to this paragraph.

1.

Home Sale Assistance: The expenses incurred in disposing of your current residence, including the legal fees, document preparation fees, re-conveyance or recording fees, real estate transfer taxes, realtor fees and commissions (up to 6% of home sale price), title policy, mortgage prepayment penalties and other closing costs.

Reimbursement will not be provided for loss of value on sale of the home, fixing up and repair costs, prorated taxes after its sale, principal on any mortgage or costs normally paid by buyer.

2.

House Hunting Trip. The expenses incurred for you for up to seven (7) days of travel to Roseville Area to locate a new residence which will include air or ground transportation, mileage, meals, lodging, and use of a rental car.

3.

Temporary living and transition expenses. During the six (6) month period following initiation of Employment Term, the Company shall reimburse Employee for expenses incurred during any such month within either of the following categories of expenses:

a.

Temporary Living and Transportation Expenses. Eligible temporary living expenses incurred while living in the Roseville Area and prior to relocation to a new residence. Eligible expenses include lodging, the use of a rental car until the Employee makes permanent transportation arrangements and lease or rental payments for a two-bedroom unit in a temporary long-term stay facility near the Company office. The Company shall reimburse you for expenses of travel (airfare, parking, and mileage expense to/from his current residence) for four (4) trips per month prior to such relocation.

b.

Duplicate Housing Costs. Eligible duplicate expenses incurred for maintenance of two residences after you have acquired and moved into a permanent residence as described in paragraph 4 b), but prior to you having disposed of your existing residence. Eligible expenses shall include mortgage interest, prorated real property taxes and homeowner’s insurance. Reimbursement for these expenses is limited to three thousand dollars ($3,000) per month.

4.

Home Purchase Closing Costs. Closing costs related to the acquisition of a residence as described in paragraph 4 b). Eligible costs would include survey and appraisal fees, legal fees and normal closing costs (such as certification of title fee, loan origination fees and expenses, costs of inspections, filing fees, credit report) and any other typical residential acquisition transaction costs excluding actual mortgage costs or purchase price.

5.

Movement of Household Goods. The actual cost of preparation, packing, loading, transport, and unloading of household goods for relocation to a new residence as described in paragraph 4 b). Reimbursable costs include storage costs for your household goods and personal effects either at the destination or point of departure (not both) until a new permanent residence is available, for up to sixty (60) days, travel costs to move you to the new residence, and actual expenses for temporary lodging and meals (for up to three (3) days) for you while and after household goods are being and have been moved.

6.

Reimbursement of Relocation Expenses: You agree that should you voluntarily terminate your employment within one year of the Effective Date, you will be required to repay 100% of all relocation costs provided for by this paragraph. You further agree that should you voluntarily terminate your employment between twelve (12) and twenty-four (24) months following the Effective Date, you will be required to repay 50% of all relocation costs provided for by this paragraph. You further agree that should you have not substantially completed your relocation within six (6) months of the Effective Date, you will repay 100% of all relocation costs provided for by this paragraph in a single, lump-sum payment no later than May 1, 2019.

5.

Annual Performance Objectives and Review. The Company’s Board of Directors shall establish, within thirty (30) days of the Effective Date, performance objectives (the “Performance Objectives”) for your service as CEO, after giving consideration to your input and consultation The Board will further establish Performance Objectives for each successive year of your employment. The Board of Directors shall review annually your performance against the Performance Objectives and shall, within thirty (30) days of December 31 of each year that you serve as CEO, prepare a written performance evaluation for you. You shall be provided a copy of each such evaluation for your review during or prior to the performance review. The Board reserves the right to modify the Performance Objectives during the year.

6.	Compensation and Benefits.

a)

Salary. The Company shall pay you an annualized salary of $635,000 (the “Base Salary”) during the Employment Period in periodic installments in accordance with the Company’s payroll practices as may be in effect from time to time, but not less frequently than monthly. Your Base Salary will be subject to review at least annually by the Board and the Board may, but will not be required to, increase your Base Salary during the Employment Term.

b)	Sign-On Cash Bonus.

i.

In consideration of your foregone compensation at your previous employer, the Company will give you a one-time Sign-On Bonus in the amount of one million dollars ($1,000,000), minus all appropriate deductions for local, state, federal and payroll tax withholdings. This Bonus will be paid in two installments: a single payment of six hundred thousand dollars payable thirty (30) days of the Effective Date, and one payment of four hundred thousand dollars ($400,000) payable six (6) months of the Effective Date.

ii.

Each respective Sign-On Cash Bonus installment will be vested in the amount of 25% on the date of payment, an additional 15% on the first anniversary of the date of payment, and 5% of the remaining amount will vest on the last day of each calendar quarter beginning after the first anniversary of the payment.

iii.

If you voluntarily terminate your employment with the Company or your employment is terminated by the Company for Cause one (1) year after the Effective Date, you agree to repay the entire unvested gross amount of the Sign-On Bonus to the Company. If you voluntarily terminate your employment with the Company or your employment is terminated by the Company for Cause before the first anniversary of the Effective Date, you agree to repay the entire gross amount of the Sign-On Bonus to the Company. The reimbursement will be made by certified or bank check no later than thirty (30) days following your Termination Date. In the event of a repayment, the Company will make appropriate adjustments to your tax withholdings, reflecting the fact of said repayment.

c)

Annual Performance Bonus. For each calendar year of the Employment Term, you will be eligible to receive an annual performance bonus (“Annual Performance Bonus”) from the Company, with an amount equal to seventy five percent (75%) of your Base Salary. In case of over-performance, a multiplier on annual target bonus of 1.0 to 1.5x may be applied. You are eligible to earn a prorated Annual Performance Bonus for your individual contribution and the Company’s performance between the Effective Date and December 31, 2018. Your Annual Performance Bonus will be based 50% on achievement of individual Performance Objectives and 50% on achievement of Company performance goals that are established by the Board in accordance to paragraph 5 and as determined by the Board. Following the close of each calendar year, the Board in its discretion shall determine whether you have earned an Annual Performance Bonus, and the amount of any such bonus, based on the goals and Performance Objectives established at the beginning of the year. Payment of the Annual Performance Bonus is expressly conditioned upon your employment with the Company on the date the Annual Performance Bonus is paid, except in case of Termination Without Cause (as defined in paragraph 10). The Annual Performance Bonus will be paid within seventy-five (75) days after the end of the calendar year to which it relates.

d)	Equity Awards.

i.

Initial Equity Award. In consideration of your entering into this Letter and your provision of consulting services to the Company prior to the commencement of your full-time employment and as an inducement to join the Company, on the Effective Date, the Company will grant you one hundred thousand (100,000) shares of Company restricted stock units pursuant to the Company’s equity incentive plan. This grant described by this subparagraph will be made as of the closing of the trading day immediately prior to earlier of: (i) the Effective Date; (ii) the SEC announcement filing; or (iii) the Company’s press release distribution. This initial Equity Award will be vested in the amount of 25% on the date of the Effective Date (the “First Vest Date”), an additional 15% on the first anniversary of the First Vest Date, and 5% of the remaining grant amount will vest on the last day of each calendar quarter beginning after the first anniversary of the First Vest Date. All other terms and conditions of this award will be governed by the Company’s equity incentive plan.

ii.

Sign-On Restricted Stock Units Bonus Award. In addition to the award of Stock described by Section 6 d) i, above, and in consideration of equity interest and other losses you may incur because of leaving your current position, the Company will offer to you eighty thousand (80,000) shares of Company restricted stock units. The grant described by this subparagraph will be made on a schedule identical to the schedule identified in paragraph 6(d)(i), above. The shares described by this paragraph shall vest on a schedule identical to the schedule identified in paragraph 6 d) i, above.

iii.

Initial Options Award. Within 30 days of the Effective Date, you will be granted the option to purchase two hundred thousand (200,000) shares of Company common stock. The grant described by this subparagraph will be made on a schedule identical to the schedule identified in paragraph 6 d) i, above. Options covered by this subparagraph will vest pursuant to the terms of the Company’s Stock Option Plan.

iv.

Annual Performance Equity Award. For each calendar year of the Employment Term, you will be eligible to receive an annual performance award of Company equity (“Annual Performance Equity Award”) from the Company in the amounts of (i) fifty-thousand (50,000) shares of Company restricted stock units and (ii) the option to purchase a total of one hundred twenty-five thousand (125,000) shares of Company common stock, at a price applicable at the close of the day on which such Options are exercised by you.

Your Annual Performance Equity Award will be based 50% on achievement of individual Performance Objectives and 50% on achievement of Company performance goals that are established by the Board in accordance to paragraph 5 and as determined by the Board. Following the close of each calendar year, the Board in its discretion shall determine whether you have earned an Annual Performance Equity Award, and the amount of any such award, based on the goals and Performance Objectives established at the beginning of the year.

The award of any Annual Performance Equity Award is expressly conditioned upon your employment with the Company on the date the Annual Performance Equity Award is granted. The Annual Performance Equity Award, if any, will be granted within seventy-five (75) days after the end of the calendar year to which it relates.

Awards for shares of Company restricted stock units, if any, made under this subparagraph will vest pursuant to the same schedule listed in Section 6(d)(i), above. Said options will vest, should you exercise them, pursuant to the terms of the Company’s Stock Option plan.

v.

For purposes of Sections 6 d) i, 6 d) ii, 6 d) iii, and 6 d) iv, above, unvested portions of Options and Restricted Stock Unit grants will only become exercisable in the event of a Change in Control where the Change in Control occurs prior to the vesting of the stock options or grant of restricted stock units.

e)

Executive Benefits Package. You will be entitled during your employment to participate in the Company’s Executive Benefits Package. The Company’s “Executive Benefits Package” means those benefits (including benefits for which substantially all of the employees of the Company are from time to time generally eligible), as determined from time to time by the Company’s Board of Directors (the “Board”). The Company reserves the right to amend or cancel any employee benefit plans, programs, or practices at any time in its sole discretion, subject to the terms of the employee benefit plan and applicable law.

f)

Vacation. During the Employment Period, you will be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations. You will be entitled to accrue twenty (20) days of paid vacation (based on a five-day workweek) per calendar year. Beginning on the Effective Date, your vacation time will accrue on a monthly basis at a rate of 1.667 days per month; provided however, you will be entitled to take three (3) days paid vacation in the first month following the Effective Date which will not be deducted from your first year’s vacation accrual. Vacation time that is not used by you in the calendar year it accrues may be carried over to the next calendar year, but you will cease to accrue additional vacation time beyond your annual accrual (i.e., 20 days) in any calendar year until you have taken vacation and your accrued vacation time has dropped below the maximum annual accrual of 20 days.

g)

Business Expenses. The Company will reimburse you for reasonable and necessary business expenses incurred by you in the conduct of Company business, in accordance with the Company’s reimbursement policies and procedures.

7.	Termination Events.

Your employment with the Company will continue until terminated upon the occurrence of any of the following events:

a)	your death;

b)	your Permanent Disability;

c)	your resignation;

d)	a Termination for Cause; or

e)	a Termination Without Cause.

8.	Consequences of Termination.

a)

Except as otherwise provided in Section 8 of this Letter, upon the termination of your employment for any reason, you will cease to have any rights to Base Salary, bonus awards, unvested equity awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive any Base Salary that has accrued but is unpaid, any reimbursable expenses that have been incurred but are unpaid, which will be paid in accordance with Company’s usual payroll procedures. (collectively, the “Accrued Amounts”).

b)

Termination Without Cause. In the event your employment is terminated by the Company without Cause, and provided that you execute a general release of claims in favor of the Company, its affiliates and subsidiaries and their respective officers and directors in a form provided by the Company and such general release becomes effective within fifteen (15) days after you execute the release, and provided further that you relinquish any claim to any payments in the nature of severance or termination payments except as specifically provided in this Section 8(b), so long as you are complying with the non-compete and other obligations set forth in this agreement, you will receive: (i) the Accrued Amounts, (ii) Annual performance Bonus on a pro-rata basis, which pro-rata Bonus will be paid on the next payroll in which the Termination Date occurs; (iii) In the event of a Termination without Cause during the first year of your employment, eighteen (18) months’ Base Salary and your maximum Annual Performance Bonus Target related to the period, payable in accordance with the Company’s usual payroll procedures; (iv) in the event of a Termination without Cause after the first year of your employment, twenty-four (24) months’ Base Salary and your maximum Annual Performance Bonus Target related to the period, payable in accordance with the Company’s usual payroll procedures. In the event the Company invokes its non-compete option as provided for in paragraph 9, your severance payment will end and the other terms and conditions of this separation agreement will continue.

c)

Termination for Cause. Compensation upon Termination by Company For Cause. Upon the termination of your employment For Cause, you will cease to have any rights to Base Salary, bonus awards, expense reimbursements, fringe benefits or any other compensation or benefits of any nature, except that you will be entitled to receive any Base Salary that has accrued but is unpaid, any reimbursable expenses that have been incurred but are unpaid, as of your Termination Date, which will be paid in accordance with Company’s usual payroll procedures. (collectively, the “Accrued Amounts”).

d)

Change in Control Termination. Notwithstanding any other provision in this Letter, if your employment under this Letter is terminated by the Company without Cause (other than on account of your death or Disability) or for Good Reason (the new company takes certain actions without your consent such as (a) a material and adverse change in job title or a material diminution in authority, job duties or responsibilities; (b) a reduction in base salary or a material reduction in employment benefits; or (c) assignment to any work location more than fifty (50) miles from Calyxt’s current headquarters), within thirty six (36) months following a Change in Control, you will be entitled to receive the “Accrued Amounts” provided you execute a general release of claims in favor of the Company, its affiliates and subsidiaries and their respective officers and directors in a form provided by the Company and such general release becomes effective within fifteen (15) days after you execute the release, and provided further that you are ineligible for and/or relinquish any claim to any payments in the nature of severance or termination payments except as specifically provided in this Section 8, you will be entitled to receive: (i) Twenty-four (24) months’ of your salary, at the amount applicable as of the date of the Change in Control, payable in the normal course of the Company’s payroll practice; and (ii) two times your maximum Annual Performance Bonus. This bonus will be paid within ten days of the transaction resulting in the Change of Control. If the Release Execution Period begins in one taxable year and ends in another taxable year, payment will not be made until the beginning of the second taxable year.

e)

Voluntary or other Termination. In the event of a termination for any reason not listed herein, including a voluntary termination, you agree that you will be entitled no compensation other than the Accrued Amounts.

9.	Competitive Activity; Confidentiality; Non-Solicitation; Discoveries and Inventions; Works Made for Hire.

a)

Acknowledgements and Agreements. You hereby acknowledge and agree that in the performance of your duties to the Company, you will be brought into frequent contact with existing Customers and Potential Customers of the Company throughout the world. You agree that trade secrets and confidential information of the Company, more fully described in subparagraph 9 f), gained by you during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary for the protection of the Company’s Business that you do not compete with the Company during your employment with the Company and that you do not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs. Therefore, for one year period after Employment is terminated for any or no reason by either party, Employee is obligated to provide notice to Calyxt of future employer and responsibilities prior to starting new position. Upon receipt of such notice, Calyxt will have a 10-day window to exercise a Non-Compete for a period not to exceed 12 months from the Date of Termination. In such an event, Calyxt will pay Employee his base salary and target Annual Performance Bonus according to Calyxt payroll schedule less applicable withholdings.

b)

In the event: (i) the Company is paying a severance payment to Employee in accordance with any other provision of this contract; and (ii) the Company invokes its non-compete option, the Employee’s severance payments will stop and the non-compete payment will begin for a period not to exceed one year from Date of Termination for a Without Cause termination or 18 months following Change in Control, as the case may be and then the Employee’s severance will start again no longer than described in Section 8. For sake of clarity, the total severance and non-compete payments will not length more than periods described in Section 8. In the event you breach this clause, you agree to reimburse immediately all severance and non-compete payments you received from the Company.

c)	Competitive Activity.

i.

While employed by the Company, and for a period of one (1) year following your Termination Date, you will not compete, directly or indirectly, with the Company in North America. In accordance with this restriction, but without limiting its terms, you will not:

(1)	enter into or engage in any business which competes, directly or indirectly, with the Company’s Business;

(2)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(3)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(4)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

ii.

Direct or Indirect Competition. For the purpose of subparagraph 9 c) i but without limitation thereof, you will be in violation thereof if you engage in any or all of the activities set forth therein directly as an individual on your own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding stock.

iii.

If it is judicially determined that you have violated subparagraph 9 c) i, then the period applicable to each obligation that you have been determined to have violated will automatically be extended from the date of judicial determination by a period of time equal in length to the period during which such violation(s) occurred.

d)

The Company. For purposes of this subparagraph 9 c), the Company will include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which you worked or had responsibility at the time of termination of your employment and at any time during the two-year period prior to such termination.

e)	Non-Solicitation.

i.

Of Customers. You will not directly or indirectly at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date, directly or indirectly, solicit, divert, or take away or supervise any other person, firm, or other entity in soliciting, diverting, or taking away any Customer or Prospective Customer of the Company for the purpose of selling, performing or providing Business Services to that Customer or Prospective Customer.

ii.

Of Employees. You will not, directly or indirectly, at any time during the period of your employment or for a period of twenty-four (24) months following your Termination Date solicit, hire, employ, engage, affiliate with for profit, retain (or assist any other person or entity in soliciting, hiring, employing, engaging, affiliating for profit or retaining) any person who was a Company employee or consultant or independent contractor at any time during the one (1)-year period prior to your soliciting, hiring, employing, engaging, affiliating for profit or retaining, whether for your benefit or the benefit of any other person or organization other than the Company, or solicit, induce, or encourage any such person to terminate or leave the Company’s employ, engagement, or other remunerative relationship with the Company. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

f)	Confidentiality.

i.

You will keep in strict confidence, and will not, directly or indirectly, at any time, during or after your employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its Customers, suppliers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information will include, without limitation, all information belonging to the Company, its affiliates, subsidiaries, or any other person or entity that has entrusted information to the Company in confidence (whether or not considered a Trade Secret, as defined by this Agreement), technology, computer programs or programming, systems, software, software codes, designs, data bases, trade secrets, know-how, research, methods, manuals, records, product or service ideas or plans, work-in-progress, results, algorithms, inventions, developments, original works of authorship, discoveries, experimental processes, experimental results, unpublished patent applications, laboratory notebooks, processes, formulas, investigation or research techniques, engineering designs and drawings, hardware configuration information, regulatory information, medical reports, clinical data and analysis reagents, cell lines, biological materials, chemical formulas, financial information including but not limited to price lists, pricing methodologies, cost data, financial forecasts, historical financial data, and budgets, marketing information, including but not limited to market share data, marketing plans, licenses, business plans, lists of the needs and preferences of Customers and Prospective Customers, promotional materials, training courses and other training and instructional materials, vendor and product information, all agreements with third parties and terms of agreements, transactions and potential transactions, negotiations, information relating to employees and consultants of the Company, including names, contact information, and expertise, lists of or information relating to suppliers and vendors and other business information disclosed by the Company (whether by oral, written, graphic or machine-readable format) which confidential information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed 30 days after the oral disclosure), or which information would, under the circumstances appear to a reasonable person to be confidential or proprietary.

ii.

You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and your use of such information during your employment with the Company (except in the course of performing your duties and obligations to the Company) or after the termination of your employment will constitute a misappropriation of the Company’s trade secrets.

iii.

The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

iv.

You agree that upon termination of your employment with the Company, for any reason, you will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any documents in whatever form (electronic, hard copy, etc.) or materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed or contemplated in subparagraph 9 f) i of this Letter. You agree that all confidential information, as listed or contemplated in subparagraph 9 f) i of this Letter is the sole property of the Company and you have no right, title or interest to this property. In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

g)	Discoveries and Inventions; Work Made for Hire.

i.

You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by you for the Company, you will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. (together, “Discoveries and Inventions“) Subject to the requirements of applicable state law, if any, you understand that Discoveries and Inventions will not include, and the provisions of this Letter will not apply to any idea, discovery, invention, improvement, software, writing or other material or design that qualifies fully for exclusion under the provisions of applicable state law. You also agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one year following termination of your employment under this Letter or any successor agreements will be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

ii.

You agree that during your employment, and for one year after termination of your employment under this Letter or any successor agreements, you will disclose immediately and fully to the Company any Discovery and Invention conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company, agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company, and agree not to remove these records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that you will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure you signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the General Counsel of the Company as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark. Any assignment of the rights to an idea, discovery, invention, improvement, software, writing or other material or design includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, any other rights throughout the world that may be known or referred to as “moral rights,“ “artists rights,“ “droit moral,“ or the like. (“Moral Rights“) To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

iii.

You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

h)

Confidentiality Agreements. You agree that you will not disclose to the Company or induce the Company to use any secret or confidential information belonging to your former employers. Except as indicated, you warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit your right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. You agree to provide the Company with a copy of any and all agreements with a third party that preclude or limit your right to make disclosures or to engage in any other activities contemplated by your employment with the Company.

i)

Relief. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Letter would be inadequate. You therefore agree that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 9 c), 9 e), 9 f), 9 g), 9 h) and 9 i) inclusive, of this Letter, without the necessity of proof of actual damage or the need to post a bond.

j)

Reasonableness. You acknowledge that your obligations under this paragraph 9 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations. You further acknowledge that this Letter is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Letter and by other consideration, which you acknowledge constitutes good, valuable and sufficient consideration.

10.	Definitions.

a)	“Change of Control”– means the occurrence of any of the following after the Effective Date:

i.

a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) an Excluded Entity (as defined in subsection (ii) below); or

ii.

any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”); or

iii.

any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than a Current Parent or another Person that is controlled by a Current Parent, of more than fifty percent (50%) of the total outstanding equity interests in or voting securities of the Company, excluding any transaction that is determined by the Board in its reasonable discretion to be a bona fide capital raising transaction.

Notwithstanding anything stated herein, a transaction shall not constitute a Triggering Event if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction.

b)

“Customer“ means any client, customer or account, including, but not limited to any person, firm, corporation, association or other business entity of any kind to which the Company has provided or is providing products or services.

c)

“Company’s Business” means the research, development, and/or commercialization of products and services based on gene-editing technologies in the field of agriculture, food and plant sciences, which is to be construed to include all research, development, and/or commercialization of products and services as may hereinafter evolve within the gene editing field or is in planning or developmental stages at the Company.

d)

“Permanent Disability” means that, because of accident, disability, or physical or mental illness, you are incapable of performing your duties to the Company or any subsidiary, as determined by the Board in its discretion. Notwithstanding the foregoing, you will be deemed to have become incapable of performing your duties to the Company or any subsidiary, if you are incapable of so doing for: (i) a continuous period of 90 days and remain so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remain so incapable at the end of such aggregate period of 180 days.

e)

“Prospective Customer“ means any prospective client, customer or account, including, without limitation, any person, firm, corporation, association or other business entity of any kind with which the Company had any negotiations or substantial discussions regarding the possibility of providing products or services within the one (1) year period preceding your Termination Date

f)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder.

g)	”Termination Date“ means the effective date of your termination of employment with the Company.

h)

“Termination For Cause” means the termination by the Company of your employment with the Company or any subsidiary as a result of: (i) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (ii) your engagement in an act of fraud, dishonesty, or unauthorized disclosure of Confidential Information (as defined in this Letter); (iii) your willful failure or refusal to comply with any valid and legal directive of the Board of Directors; (iv) your gross negligence or willful misconduct with respect to the Company or any subsidiary or affiliate of the Company; (v) your failure or refusal to substantially perform your duties and responsibilities as Chief Executive Officer, (other than where such a failure resulting from incapacity due to physical or mental illness) which is not cured within five (5) days after written notice thereof to you; (vi) your material failure to comply with the Company’s policies or rules, as they may be in effect from time to time during your employment, which is not cured within five (5) days after written notice thereof to you; (vii) your willful misconduct which has, or can reasonably expected to have, a direct and material adverse monetary effect on the Company; or (viii) your material breach of this Letter or any other agreement with the Company, which is not cured within thirty (30) days after written notice thereof to you.

i)

“Termination Without Cause” means the termination by the Company of your employment with the Company for any reason other than a termination for Permanent Disability, death, or a Termination for Cause.

11.	Section 409(A).

a)

General Compliance. This Letter is intended to comply with Section 409(A) or an exemption thereunder and will be construed and administered in accordance with Section 409(A). Notwithstanding any other provision of this Letter, payments provided under this Letter may only be made upon an event and in a manner that complies with Section 409(A) or an applicable exemption. Any payments under this Letter that may be excluded from Section 409(a) either as separation pay provided due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409(A) to the maximum extent possible. For purposes of Section 409(A) , each installment payment provided under this Letter will be treated as a separate payment. Any payments to be made under this Letter upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

b)

Specified Employees. Notwithstanding any other provision of this Letter, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “non-qualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” at that time as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date (and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to the you in lump sum on the specified Employee Payment date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

12.	Representations. You represent and warrant to the Company that:

a)

Your acceptance of employment with the Company and your performance of the duties and responsibilities under this Letter will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or otherwise bound.

b)

Your acceptance of employment with the Company and the performance of your duties and responsibilities under this Letter will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

13.

Survival. Upon the termination of this Letter, the respective rights and obligations of the parties hereto will survive this termination to the extent necessary to carry out the intention of the parties to this Letter.

14.

Taxes. The Company may withhold from any amounts payable under this Letter all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter, the Company will not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you will be responsible for any taxes imposed on you with respect to any such payment.

15.

Notices. Any notice provided for in this Letter will be in writing, with a copy to respective individual email addresses, and will be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to You:

Mr. James A. Blome

Notices to the Company:

Mr. André CHOULIKA, Chairman

Calyxt, Inc

2800 Mount Ridge Road

Roseville, MN 55113

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Letter will be deemed to have been given when so delivered.

16.

Severability. Whenever possible, each provision of this Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability will not affect any other provision, but this Letter will be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein. Should a determination be made by the Court designated in paragraph 21 hereof that the character, duration, or geographical scope of paragraph 9 of the Letter is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the parties to the Letter that the provision be construed by the Court in such a manner as to impose only those restrictions on the parties that are reasonable in light of the circumstances as they then exist and as are necessary to assure the parties of the intended benefit of the Letter. If, in any judicial proceeding, the Court refuses to enforce all of the separate provisions included in the Letter because, taken together, they are more extensive than necessary to assure the parties of the intended benefit of the Letter, those provisions which, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, will, for the purpose of such proceeding, be deemed eliminated from the Letter.

17.

Prevailing Party’s Litigation Expenses. In the event of litigation between you and the Company related to this Letter, the non-prevailing party will reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

18.

Complete Agreement. This Letter embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

19.	Counterparts. This Letter may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

20.

Successors and Assigns. This Letter will bind and inure to the benefit of and be enforceable by you, the Company and your and the Company’s respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. You hereby consent to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

21.

Governing Law. This Letter will be governed by, and construed in accordance with, the internal, substantive laws of the State of Minnesota. You agree that the state and federal courts located in the State of Minnesota, County of Ramsey, without regard to or application of conflict of laws principles, will have jurisdiction in any action, suit or proceeding against you based on or arising out of this Letter and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

22.

Amendment and Waiver. The provisions of this Letter may be amended or waived only with the prior written consent of you and the Company, and no course of conduct or failure or delay in enforcing the provisions of this Letter will affect the validity, binding effect or enforceability of this Letter.

23.

Acknowledgement of Full Understanding. I acknowledge and agree that I have fully read and understand this Letter, and I have had the opportunity to ask questions and consult with an attorney of my choice before signing this Letter.

If these terms are acceptable to you, please sign and date this Letter in the appropriate space below and return it to me as soon as possible. We look forward to you becoming a part of our team.

Sincerely,

/s/ André Choulika
André CHOULIKA

Date: September 12, 2018

Agreed and Accepted:

/s/ James A. Blome
James A. Blome

Date: September 17, 2018